Exhibit 10.17

EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made this 12th day of April, 2007 (the “Effective Date”) by and between Dirk D. Wakeham, an individual resident of the State of California, (the “Executive”) with a residence at [***] and Multifamily Internet Ventures, LLC, a California limited liability company (the “Employer”), having its chief offices at 9 Executive Circle, Suite 200, Irvine, CA 92614.
     WHEREAS, Executive currently is President of Employer; and
     WHEREAS, Employer and an affiliate (“Affiliate”) of RealPage, Inc. (“RealPage”) contemplate entering a Agreement of Merger (“Merger Agreement”) to be executed on or about April 9, 2007 but not later than April 15, 2007 (“Closing Date”), whereby Affiliate will purchase all of the outstanding member interests in Employer (the “Transaction”); and
     WHEREAS, RealPage wishes to assure that Executive remains in the employ of Employer after the Closing Date, and therefore has requested, and Executive has agreed, that Executive would enter into this Employment Agreement with Employer.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:
1. Employment. Employer hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.
2. Employment Period. The period during which Executive shall furnish services to Employer hereunder (the “Employment Period”) shall commence on the Effective Date and shall end on the second anniversary of the Effective Date, unless sooner terminated pursuant to Section 6 hereof. Nothing in this Section shall limit the right of Employer or Executive to terminate Executive’s employment hereunder on the terms and conditions set forth in Section 6 hereof.
3. Position and Duties.
          (a) Office; Reporting; Duties. During the Employment Period, Executive shall serve as President of the SafeLease division of Employer, and shall report directly to Employer’s Chief Executive Officer. Executive shall have those powers, duties and perquisites consistent with a senior management position and such other powers and duties as may be prescribed by the Employer’s Chief Executive Officer, provided that such other powers and duties are consistent with the scope, dignity and perquisites of Executive’s position.
          (b) Commitment of Full Time Efforts. Executive agrees to devote substantially his full working time, attention and energies to the performance of his duties for Employer, provided, however, that it shall not be a violation of this Agreement for Executive to (i) serve on civic or charitable boards or committees, (ii) serve on corporate boards or committees, with the prior consent of Employer, which consent shall not be unreasonably withheld, (iii) give speeches and make media appearances to discuss matters of public interest (so long as such shall not involve

Employer in matters of political, religious or social controversy), and (iv) manage his personal investments, so long as the foregoing activities do not interfere materially with the performance of Executive’s responsibilities in accordance with this Agreement.
4. Place of Performance. Executive shall perform his duties for Employer from Employer’s corporate offices in Irvine, California, or at any other address in Orange County, California to which the corporate offices may be moved in the future.
5. Compensation and Related Matters.
          (a) Base Salary. As compensation for the performance by Executive of his obligations hereunder, during the Employment Period, Employer shall pay Executive a base salary at a rate not less than Sixteen Thousand Six Hundred Sixty-Six and 66/100 Dollars per month, or Two Hundred Thousand Dollars (US$200,000) on an annualized basis (the base salary, at the rate in effect from time to time, is hereinafter referred to as the “Base Salary”). Base Salary shall be paid in approximately equal installments in accordance with Employer’s customary payroll practices and legal requirements regarding withholding and deductions. In addition, in the pay period next following the Closing Date of the Transaction, Executive shall be paid a one time additional payment in an amount equal to the difference between the amount Executive has been paid for the period between January 1, 2007 and the Closing Date (based on his current compensation of $174,600 per year), and the amount Executive would have been for the period between January 1, 2007 through the Closing Date had he been paid the Base Salary. During the Employment Period, the Base Salary shall be reviewed no less frequently than annually (commencing in 2008) to determine whether or not the same should be adjusted in light of the duties, responsibilities and performance of Executive and other relevant factors.
          (b) Annual Bonus. Beginning in 2007, Executive shall be eligible for an annual bonus under the terms of the RealPage Management Incentive Plan (“Plan”) of 50% of his Base Salary for achievement of Plan at 100%, with the potential to receive up to 100% of his Base Salary if the performance criteria stipulated in the Plan is exceeded. The performance criteria shall be as established by the Compensation Committee of Employer’s Board of Directors. To be eligible for the Annual Bonus, Executive must be employed by Employer on December 31 of the year with regard to which the Annual Bonus is applicable and must be employed on the date the Annual Bonus is paid.
          (c) Grant of Option to Purchase Common Stock. The Compensation Committee of Employer’s Board of Directors shall grant to Executive an option (the “Option”) to purchase Two Hundred Fifty Thousand (250,000) shares of common stock of RealPage, Inc. (“Common Stock”), Employer’s parent company, with a grant date as of the Committee’s action and an exercise price of not less than $1.50 per share of Employer’s Common Stock on the date of grant. The Option shall be subject to the Amended and Restated RealPage, Inc., 1998 Stock Incentive Plan (the “Plan”) and the Non-Qualified Stock Option Agreement issued pursuant to the Plan, a copy of which Non-Qualified Stock Option Agreement is attached as Exhibit A hereto.
          (d) Expenses and Vacations. Employer, according to its standard travel policy, shall reimburse Executive for all reasonable, in-policy business expenses upon the presentation of itemized statements of such expenses. Executive shall be entitled to three (3) weeks paid vacation per year, in accordance with Employer’s vacation policy and practice applicable to senior executives of Employer.
          (e) Fringe Benefits and Perquisites. During the Employment Period, Employer shall make available to Executive all the fringe benefits and perquisites that are made available to other senior Executives of Employer.
          (f) Other Benefits. During the Employment Period, Executive shall be eligible to participate in all other employee welfare benefit plans and other benefit programs (including group life insurance, medical and dental insurance, and accident and disability insurance) made available generally to employees or senior executives of Employer.
6. Termination. Executive’s employment hereunder may be terminated under the following circumstances, in each case subject to the provisions of this Agreement:
          (a) Death. Executive’s employment hereunder shall terminate upon his death.
          (b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis (i) for a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, and, in either case, within thirty (30) days after written Notice of Termination (as described in Section 7(a) hereof) is given, Executive shall not have returned to the performance of his duties hereunder on a full-time basis, Employer may terminate Executive’s employment hereunder for “Disability.”
          (c) Cause. Employer may terminate Executive’s employment hereunder for Cause. In the event of a termination under this Section 6(c), the Date of Termination shall be the date set forth in the Notice of Termination. For purposes of this Employment Agreement, “Cause” means the occurrence of any of the following events which are not cured by Executive within ten (10) days after receipt of written notice of such alleged cause from Employer or, if such event cannot be corrected within such ten (10) day period, if Executive does not commence to correct such default within said ten (10) day period and thereafter diligently prosecute the correction of same to completion within a reasonable time, provided, however, for no period greater than thirty (30) days: (i) Executive’s conviction for any acts of fraud or breach of trust or any felony criminal acts; (ii) Executive’s making a materially false written statement to Employer’s auditors or legal counsel; (iii) Executive’s material falsification of any corporate document or form; (iv) any material breach by Executive of any Employer published policy received and acknowledged by Executive in writing; (v) any material breach by Executive of the provisions of this Employment Agreement; (vi) Executive’s making a material misrepresentation of fact or omission to disclose material facts in relation to transactions occurring in the business and financial matters of Employer; or (vii) Executive’s failure—in the sole opinion of Employer—to perform Executive’s duties which failure has not been cured within ten (10) days after written notice thereof has been given by Employer to Executive specifying the failure to perform alleged to give rise to Cause, provided that Employer shall be required to give only one notice as to a particular type of failure.

          (d) Good Reason. Executive may terminate his employment hereunder for “Good Reason” in the event of any material failure on the part of Employer to comply with any of its material obligations under this Agreement, which failure has not been cured within ten (10) days after written notice thereof has been given by Executive to Employer specifying the acts or omissions of Employer alleged to give rise to Good Reason.
          (e) Other Terminations. Employer may terminate Executive’s employment hereunder other than for Cause or Disability, and Executive may terminate his employment other than for Good Reason in each case subject to the provisions of this Agreement.
7. Termination Procedure.
          (a) Notice of Termination. Any termination of Executive’s employment by Employer or by Executive (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14.
          (b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated pursuant to Section 6(c), the date specified in the Notice of Termination, (iv) if Executive terminates his employment for Good Reason, ten (10) days after Notice of Termination if Employer’s breach shall be uncured, and (v) if Executive’s employment is terminated pursuant to Section 6(e), immediately upon written notice delivered by the terminating party to the other, unless such notice designates a different termination date.
8. Compensation Upon Termination.
          (a) Death; Disability; Termination By Employer without Cause or By Executive for Good Reason. If Executive’s employment is terminated by reason of his death or Disability or by Employer without Cause or by Executive for Good Reason, Employer shall pay to Executive (or his legal representatives or estate or as may be directed by the legal representatives of his estate, as the case may be) (i) six (6) equal monthly installments of an amount per installment equal to one-twelfth of Executive’s Base Salary (determined as of the Date of Termination) and (ii) a lump sum cash payment, within five days following such Date of Termination, of an amount equal to any earned but unpaid Base Salary or bonus due to Executive in respect of periods through the Date of Termination plus accrued vacation in accordance with Employer’s vacation policy — subject to all required deductions and withholdings (the “Accrued Amounts”). The amount set forth in Section 8(a)(i) shall be payable if and only if the Executive shall have executed on or before the 30th day following the Date of Termination a full Release and Covenant not to sue the Employer and its employees, officers, directors and stockholders.
          (b) Cause or By Executive Other than for Good Reason. If Executive’s employment is terminated by Employer for Cause or by Executive other than for Good Reason, then

Employer shall pay Executive, within five (5) days following such Date of Termination, in a lump sum cash payment, the Accrued Amounts.
9. No Mitigation. Executive shall not be required to mitigate amounts payable pursuant to Section 8 of this Agreement by seeking other employment or otherwise, nor shall such payments be reduced on account of any remuneration earned by Executive attributable to employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Employer or otherwise.
10. Confidentiality and Non-Solicitation.
          (a) Non-Disclosure and Non-Use of Confidential Information. Executive shall not disclose any Employer Confidential Information to any third party (other than accountants, lawyers and other third parties engaged by and working at the behest of Employer, or otherwise required by a legal proceeding or law or in connection with enforcing the terms of Employment Agreement) without the specific written consent of Employer and shall use Employer Confidential Information solely for the benefit of Employer. Executive shall hold all and any Employer Confidential Information in confidence.
          (b) Definition of Employer Confidential Information. For purposes of this Agreement, “Employer Confidential Information” includes, in whatever form or format, all information — disclosed to or known to Executive as a direct or indirect consequence of or through Executive’s employment with Employer — about Employer, its parents or subsidiaries, its technology, finances, business methods, plans, operations, services, products and processes (whether existing or contemplated), or any of its executives, clients, agents or suppliers, including all information relating to software programs, source codes or object codes; computer systems; computer systems analyses, testing results; flow charts and designs; product specifications and documentation; user documentation; sales plans; sales records; sales literature; customer lists and files; research and development projects or plans; marketing and merchandising plans and strategies; pricing strategies; price lists; sales or licensing terms and conditions; consulting sources; supply and service sources; procedure or policy manuals; legal matters; financial statements; financing methods; financial projections; and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions. “Employer Confidential Information” shall not include any information that is publicly available at the time disclosed to Employee or subsequently becomes publicly available other than through a breach of this provision by Employee.
          (c) Non-Interference with Customers. Executive hereby agrees that, during the Employment Period and for a period of twenty (24) months thereafter (the “Restricted Period”), (other than on behalf of Employer or its affiliates), Executive shall not in any way directly or indirectly, for the purpose of conducting or engaging in a Competing Business, utilize Employer Confidential Information to call upon, solicit, respond to, advise or otherwise do or attempt to do business with any then-existing or Past customer or licensee of Employer or any affiliate of Employer or otherwise use Employer Confidential Information to take away or attempt to interfere with any then-existing or Past customer, licensee, trade, business or patronage of Employer or any affiliate. For purposes of this Section 10(c), the term “Past” customer or “Past” licensee shall refer to any former customer or licensee of Employer within six (6) months of their having ceased to be a customer or licensee of Employer. “Competing Business” means the business of developing, designing, publishing, marketing, maintaining or distributing databases and software applications which are competitive with products or services of Employer, are generally referred to as “multi-family apartment community management applications” and are generally used at apartment communities by personnel engaged in the operation, screening, leasing, pricing, promotion and maintenance of apartment units. Without limitation of the foregoing, multi-family apartment community management applications, data bases and services shall include software used in screening potential residents, performing property management or accounting functions, providing pricing information or performing market research, communicating via the Internet with applicants, residents, service providers, suppliers and advertising providers, facilitating or providing billing, payments and cash management services, or providing energy management or convergent billing services and producing, soliciting and/or assisting with the solicitation of insurance products or services.
          (d) Non-Interference with Licensees. Executive hereby agrees that, during the Restricted Period (other than on behalf of Employer or its affiliates), Executive shall not in any way directly or indirectly, for the purpose of conducting or engaging in a Competing Business, utilize Employer Confidential Information to call upon, solicit, respond to, advise or otherwise do, or attempt to do business with any then-existing or Past customer or licensee of Employer or any affiliate of Employer or take away or attempt to interfere with any then-existing or Past customer, licensee, trade, business or patronage of Employer or any affiliate. For purposes of this Section 10(e), the term “Past” customer or “Past” licensee shall refer to any former customer or licensee of Employer within six (6) months of their having ceased to be a customer or licensee of Employer.
          (e) Non-Interference with Employees. Executive hereby agrees, during the Restricted Period, not to, directly or indirectly, solicit or induce any of Employer’s then-existing or employees, representatives, consultants or agents to give up employment with or representation of Employer or any affiliate and not to otherwise interfere with, or attempt to interfere with, the relationship of any such with Employer or any affiliate.
          (f) Non-Interference with Business Relationships. Executive hereby agrees, during the Restricted Period, that Executive shall not, directly or indirectly, for the purpose of conducting or engaging in a Competing Business, utilize Employer Confidential information or otherwise improperly or unfairly interfere with, impair, or adversely affect any contractual relationships or business relationships between the Company and any of the technology or distribution companies with whom the Company has strategic relationships.
          (g) Non-Disparagement. Executive hereby agrees, that during the Restricted Period, Executive shall not disparage either orally or in writing the Company, its products or services, or its officers, directors, or employees.
          (h) Injunctive Relief. Executive recognizes and agrees that the injury the Company will suffer in the event of a breach of this Section 10 may cause the Company irreparable injury that cannot adequately be compensated by monetary damages alone. Therefore, in the event of a breach of this Section 10 by Executive, or any attempted or threatened breach, Executive agrees that the Company, without limiting any legal or equitable remedies available to it, may be entitled to equitable relief by preliminary and permanent injunction or otherwise, without the necessity of posting any bond or undertaking, against Executive and/or the business enterprise with which Executive may have become associated, from any court of competent jurisdiction.
11. Reasonableness of Restrictions. Executive understands and acknowledges that RealPage would not have entered into the Merger Agreement, unless and until it had secured from Executive assurance that Executive would become a party to this Agreement in accordance with the terms and conditions hereof including the specific restriction on disclosure of confidential information in accordance with the terms of Section 10 hereof, which are essential to Employer’s ability to realize and protect the value of the purchased business. Executive expressly acknowledges and agrees that the covenants and restrictive agreements contained in this Agreement are reasonable as to scope, location, and duration and that observation thereof will not cause Executive undue hardship or unreasonably interfere with Executive’s ability to earn a livelihood and practice Executive’s present skills and trades. Executive has consulted with legal counsel of his selection regarding the meaning of such covenants and restrictions, which have been explained to his satisfaction.
12. Successors; Binding Agreement.
          (a) Employer’s Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its businesses and/or assets (“Transaction”) to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Employer may honor the obligation set forth in the preceding sentence through execution in the course of consummating the Transaction of either a specific assignment and assumption agreement relating to the obligations set forth herein, or a general assignment and assumption agreement. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of a material provision of this Agreement and shall entitle Executive to compensation in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the “Employer” shall mean Employer as hereinbefore defined and any successor to the business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
          (b) Executive’s Successors. This Agreement shall not be assignable by Executive. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

13. Indemnification. To the fullest extent permitted by law, Employer shall indemnify Executive (including the advancement of legal, accounting and other expert expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of performing his responsibilities as an officer or executive of Employer or any of its subsidiaries; except that, Employer shall have no such duty of indemnification with regard to claims or suits brought, for any reason, against Executive by any former employer of Executive.
14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered to a national overnight delivery service or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as set forth in the Preamble of this Agreement or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. No notices may be given via e-mail or facsimile transmission.
15. Severability. Should any term, condition, provision or part of this Agreement be found to be unlawful, invalid, illegal or unenforceable, that portion shall be deemed null and void and severed from the Agreement for all purposes, but such illegality, or invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Agreement, and the remainder of the Agreement shall remain in full force and effect, unless such would be manifestly inequitable or would serve to deprived either party of a material part of what it bargained for in entering in this Agreement.
16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17. Withholding. Notwithstanding any other provision of this Agreement, Employer may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
18. Executive’s Representations, Warranties and Covenants. Executive represents, warrants and covenants to Employer that (i) the terms of this Agreement and his employment by the Employer do not and will not breach any agreement between Executive and any other entity; (ii) that Executive has not previously assumed any obligations inconsistent with those of this Agreement; (iii) that Executive will not disclose to the Employer, or to any director, officer, executive or agent thereof, any confidential or proprietary information or material belonging to any other entity, including, without limitation, Executive’s previous employer, unless required by any legal proceeding or law; and (iv) that during Executive’s employment by the Corporation, he will not use or attempt to use without prior permission of the owner thereof, any confidential or proprietary information or material belonging to any other entity in behalf of the Employer. Executive further agrees and covenants that, during the term of this Agreement and his employment by Employer, he will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to employment with Employer, and Executive will not disclose to Employer, or induce or cause Employer to use, any confidential or proprietary information or material belonging to any previous employer or others.
19. Release of Claims. For and in consideration of the promises herein contained, Executive does hereby forever and fully release and discharge the Released Parties described in Section 19 (b), herein, of and from any and all sums of money, accounts, claims, interests, demands, contracts actions, debts, controversies, agreements, damages, losses and causes of action, whatsoever, of whatever kind or nature, known or unknown, suspected or unsuspected, which he now owns, holds, has or claims to own, hold or have, and any future consequences there and all causes of actions therefor, arising out of his Employment with Employer and which arose on or prior to the Closing Date. Executive represents and warrants to Employer that he has not sold or assigned to any person, partnership, corporation or other entity any Claim that he may have arising out of or incident to his employment by Employer as of the Closing Date, and further covenants that he will not hereinafter do so.
          (a) Unknown Claims. Executive understands that Executive is releasing Claims that Executive may not know about. That is Executive’s knowing and voluntary intent, even though Executive recognizes that someday Executive might learn that some or all of the facts Executive currently believes to be true are untrue and even though Executive might then regret having signed this Release. Nevertheless, Executive is assuming that risk and Executive agrees that this Release shall remain effective in all respects in any such case. Executive expressly waives all rights Executive might have under any law that is intended to protect Executive from waiving unknown claims. Executive understands the significance of doing so.
Executive expressly waives the protection of Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
          (b) Released Parties. The Released Parties are Employer, all current or former parent companies, subsidiary companies and/or related companies, partnerships, or joint ventures, the Western National Group and all of its related and affiliated entities, and, with respect to each of them, all of Employer’s and/or such related entities’ predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees (except Executive), officers, partners, principals, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and their successors.
          (c) Limitations. The Release contained in this Section 19 does not extend to the obligations, terms and covenants of this Agreement.

20. Governance of Employment Relationship. To the extent not governed by the specific provisions hereof, the employment relationship between Executive and Employer shall be governed by the Employer’s general rules, policies, procedures and plans relating to employment and executive benefits.
21. Outside Fees. Executive agrees and covenants not to solicit or receive any income or other compensation from any third party doing business with Employer, including, without limitation, any supplier, client, customer, or executive of Employer, in connection with his employment with Employer.
22. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an authorized officer of Employer. No waiver by any party hereto at any time of any breach by the other parties hereto of, or compliance with, any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any termination of Executive’s employment or of this Agreement shall have no effect on any continuing obligations arising under this Agreement, including without limitation, the right of Executive to receive payments pursuant to Section 8 hereof and the obligations of Executive described in Section 10 hereof.
23. Applicable Law, Venue, Jurisdiction and Arbitration. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of California (without regard to the principles of conflicts of law). This Agreement has been entered into in Orange County, California and it shall be performable for all purposes in Orange County, California. Any action or proceeding concerning, related to, regarding, or commenced in connection with the Agreement must be brought in a state or federal court located in Orange County, California, and the parties to the Agreement hereby irrevocably submit to the personal jurisdiction of such courts and waive any objection they may now or hereafter have as to the venue of any such action or proceeding brought in any such court, or that any such court is an inconvenient forum. Employer shall have the option, in the event of a dispute arising out of or relating to this Agreement, to submit said dispute to arbitration in Orange County, California, pursuant to the rules of the American Arbitration Association. The decision of the Arbitrator shall be final and binding on the parties and judgment upon the award may be entered in any of the aforementioned courts having jurisdiction over this Agreement.
          (a) Arbitration Option. Either party shall also have the option to submit any disputes between Executive (and his attorneys, successors, and assigns) and Employer (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Executive by Employer, including, without limitation, all disputes arising under this Agreement, (“Arbitrable Claims”) to binding arbitration. All persons and entities specified in the preceding sentence (other than Employer and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration.

          (b) Arbitrable Claims. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. The parties shall be eligible to recover in arbitration any and all types of relief that would otherwise be available to them if they brought their claims in a judicial forum.
          (c) Procedure.
               1. Initiation. Arbitration of Arbitrable Claims shall be in accordance with the Employment Rules and Mediation Procedures of the American Arbitration Association as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.
               2. Binding Arbitration. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Should one party select arbitration pursuant to this Agreement, then no other party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.
               3. Venue. All arbitration hearings under this Agreement shall be conducted in Orange County, California.
               4. Conduct of Arbitration Hearings. The parties incorporate by reference the procedures for conduct of arbitration proceedings contained in the California Arbitration Act (Code of Civil Procedure Sections 1282-1284.3 as augmented by this Agreement, with this Agreement being controlling.
                    a. Discovery. In any arbitration proceeding under this Agreement, the parties shall have the same rights to discovery as would be available in a proceeding in California Superior Court, as provided in Section 1283.05 of the California Code of Civil Procedure.
                    b. Arbitrator’s Decision Must Be In Writing. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based.

          (d) Interpretation of Arbitration Provisions. The interpretation and enforcement of this agreement to arbitrate shall be governed by the California Arbitration Act. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.
          (e) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.
          (f) Arbitration Fees. Notwithstanding Code of Civil Procedure Section 1284.2, the Employer shall pay the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the neutral arbitrator, but excluding an initial filing fee of $100 (payable to AAA), and counsel fees or witness fees or other expenses incurred by a party for his or own benefit. If the allocation of responsibility for payment of the arbitrator’s fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability.
          (g) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.
          (h) Continuing Obligations. The rights and obligations of Executive and Employer set forth in this Section on Arbitration shall survive the termination of Executive’s employment and the expiration of this Agreement.
24. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, letters of intent, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, executive or representative of any party hereto; and any prior agreement of the parties hereto in respect to the subject matter contained herein. Executive acknowledges and agrees that no officer, executive or representative of Employer is authorized to offer any term or condition of employment which is in addition to or different than those set forth in this Agreement.

     IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement on the Effective Date.

MULTIFAMILY INTERNET VENTURES, LLC RealPage, Inc., Sole Member

/s/ Stephen T. Winn
By:
Its:

DIRK D. WAKEHAM

/s/ Dirk D. Wakeham
an individual

EXHIBIT A
REALPAGE, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT (SECOND SERIES)
UNDER THE
AMENDED AND RESTATED REALPAGE, INC. 1998 STOCK INCENTIVE PLAN

Grant Number:	Second Series No. xx-xx-xx

Date of Grant:	, 200___

Name of Optionee:	xxx (the “Optionee”)

Number of Shares:	250,000

Exercise Price Per Share:	$x.xx (the “Option Exercise Price”)
1. RealPage, Inc. (the “Corporation”), hereby grants to the “Optionee” an option (the “Option”) to purchase from the Corporation, for the Option Exercise Price (subject to any adjustments that may be made pursuant to the terms of the Plan) the number of shares of Common Stock, $0.01 par value per share (the “Stock”), of the Corporation set forth above pursuant to the Corporation’s Amended and Restated RealPage, Inc. 1998 Stock Incentive Plan (the “Plan”). This Option is not intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code.
2. This Option may be exercised only to the extent that it is vested.
3. This Option shall vest in increments as follows: commencing on the                      day of                     , 200___and on the first day of the next fifteen (15) consecutive quarters, this option shall vest in sixteen (16) equal installments so that it will be fully vested on                     .
4. Unless otherwise prevented from doing so by the provisions of the Plan or this Agreement, the Optionee may exercise any portion of this Option that has become vested by delivering to the Corporation written notice specifying:
          (A) the number of whole shares of Stock to be purchased together with payment in full of the aggregate option price of such shares, provided that this Option may not be exercised for less than one hundred (100) shares of Stock or the number of shares of Stock remaining subject to this Option, whichever is smaller;
          (B) the address to which dividends, notices, reports, etc. are to be sent; and
          (C) the Optionee’s social security number.
Payment, upon exercise, shall be as provided by the Plan.

The Optionee shall not be entitled to any rights and privileges as a shareholder of the Corporation in respect of any shares of Stock covered by this Option until such shares of Stock shall have been paid for in full and issued to the Optionee by the Corporation’s transfer agent.
As soon as practicable after the Corporation receives payment for shares of Stock covered by this Option, it shall deliver a certificate or certificates representing the shares of Stock so purchased to the Optionee. Such certificate shall be registered in the name of the Optionee. Such stock certificate shall carry such appropriate legends, and such written instructions shall be given to the Corporation’s transfer agent, if any, as may be required by the Plan or as may be deemed necessary or advisable by counsel to the Corporation in order to comply with the requirements of the Securities Act of 1933, as amended, and any state securities laws or any other applicable laws.
5. The Optionee agrees that, in connection with any underwritten public offering of the Corporation’s Common Stock (or any other securities issued by the Corporation in exchange therefore), upon the request of the Corporation or the principal underwriter managing such public offering, any Shares (or any other securities issued by the Corporation in exchange therefore) purchased by exercising the Option which is the subject of this Agreement may not be sold, offered for sale, made subject to a contract to sell or otherwise disposed of without the prior written consent of the Corporation or such underwriters, as the case may be, for at least 180 days after the effective date of a registration statement of the Corporation filed under the Securities Act of 1933, as amended, or such longer period of time as the Corporation’s Compensation Committee and/or its Board of Directors may determine. The Corporation may impose stop transfer instructions with respect to the Stock (or securities) until the end of the 180-day period.
6. This Option shall terminate on the date that is ten (10) years following the Date of Grant and must be exercised, if at all, prior thereto.
7. If the Optionee’s employment with the Corporation terminates, the unvested portion of this Option will immediately terminate except as otherwise provided by Article XVI of the Plan. Optionee acknowledges and agrees that, (i) if Optionee’s employment terminates for Cause, or (ii) if Optionee’s employment terminates by reason of a Voluntary Termination, and Optionee engages in any Acts Harmful to the Interest of the Corporation within one (1) year after the Voluntary Termination, or (iii) if Optionee engages in any Acts Harmful to the Interest of the Corporation within one (1) year after the Voluntary Termination, then the Optionee will immediately forfeit any right to exercise this Option, whether it is vested or unvested.
8. This Option does not confer on the Optionee any right to continue in the employ of the Corporation or interfere in any way with the right of the Corporation to determine the terms of the Optionee’s employment.
9. This Option is governed and controlled by the applicable terms and conditions of the Plan and, to the extent not inconsistent therewith, by the provisions of this Non-Qualified Stock Option Agreement. Capitalized terms used but not otherwise defined herein shall be defined as set forth in the Plan. All interpretations or determinations of the Corporation’s Compensation Committee and/or its Board of Directors with respect to the Plan and this Option shall be binding and conclusive upon the Optionee and his or her legal representatives with respect to any question arising hereunder.
10. All notices hereunder to the parties to this Non-Qualified Stock Option Agreement shall be delivered or mailed to the Optionee, at his address set forth on the signature page of this Non-Qualified Stock Option Agreement, and to the Corporation, at the following address:
RealPage, Inc.
4000 International Parkway
Carrollton, Texas 75007-1913
Attention: Secretary
Such addresses for the service of notices may be changed at any time provided notice of such change is furnished in advance to the other party.
11. This Non-Qualified Stock Option Agreement shall be governed by and construed in accordance with the laws of the State of Texas without application of the conflict of laws principles thereof, except to the extent preempted by federal law, which shall govern to such extent.
IN WITNESS WHEREOF, the undersigned have caused this Non-Qualified Stock Option Agreement to be duly executed.

REALPAGE, INC.

By:	Stephen T. Winn
Chairman of the Board
By his or her signature below, the Optionee agrees to the provisions of this Non-Qualified Stock Option Agreement and acknowledges receipt of a copy of the Amended and Restated RealPage, Inc. 1998 Stock Incentive Plan.

OPTIONEE:

Signature:

Address:

Social Security Number:

AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement between Multifamily Internet Ventures LLC (“Employer”) and Dirk D. Wakeham (“Executive”), is entered into this 12th day of April, 2007.
RECITALS:
     WHEREAS, Employer and Executive entered into that certain Employment Agreement of even date herewith (“Employment Agreement”); and
     WHEREAS, the parties now wish to amend certain provisions of the Employment Agreement.
     NOW THEREFORE, consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.	Amend the first sentence of Section 5(a), Base Salary, to read as follows:
“As compensation for the performance by Executive of his obligations hereunder, during the Employment Period, Employer shall pay Executive a base salary at a rate not less than Eighteen Thousand Seven Hundred Fifty and no/100 Dollars per month, or Two Hundred Twenty-Five Thousand Dollars (US$225,000) on an annualized basis (the base salary, at the rate in effect from time to time, is hereinafter referred to as the “Base Salary”).”
2.	Except to the extent set forth herein, the terms and conditions of the Employment Agreement are hereby ratified and confirmed.
     IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement on the Effective Date.
MULTIFAMILY INTERNET VENTURES, LLC
RealPage, Inc., Sole Member

/s/ Stephen T. Winn
By:
Its:

DIRK D. WAKEHAM

/s/ Dirk D. Wakeham
an individual